Exhibit 8.2

[LETTERHEAD OF SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP]

March 11, 2010

Harbor Point Limited

Chesney House

96 Pitts Bay Road

Pembroke HM 08

Bermuda

Re:	Joint proxy statement and prospectus for Harbor Point Limited and Max Capital Group Ltd.

Ladies and Gentlemen:

We are acting as counsel to Harbor Point Limited, a Bermuda exempted company (“Harbor Point”), in connection with the proposed amalgamation (“Amalgamation”) of Harbor Point with Alterra Holdings Limited (“Alterra”), a Bermuda exempted company and wholly-owned subsidiary of Max Capital Group Ltd., a Bermuda exempted company (“Max”). You have requested our opinion as to certain United States federal income tax matters related to the transaction.

In connection with this opinion, we have examined such documents as we have deemed appropriate, including (1) the Agreement and Plan of Amalgamation, as amended and supplemented through the date hereof (the “Amalgamation Agreement”), dated March 3, 2010, among Harbor Point, Max, and Alterra and (2) the Registration Statement filed by Max on Form S-4 with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, through the date hereof (the “Registration Statement”) and the Joint Proxy Statement/Prospectus of Max and Harbor Point included therein (the “Prospectus”), and such other documents as we have deemed necessary or appropriate to enable us to render the opinion below. In addition, we have relied upon statements and representations of the officers and other representatives of Harbor Point and others, and we have assumed that such statements and representations are and will continue to be correct without regard to any qualification as to knowledge or belief.

Capitalized terms not defined herein have the meanings ascribed to them in the Registration Statement.

For purposes of our opinion, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed, or photostatic copies, and the authenticity of

Harbor Point Limited

March 11, 2010

the originals of such latter documents. In making our examination of documents executed, or to be executed, we have assumed that such parties had, or will have, the power, corporate or other, to enter into and perform all obligations thereunder, and we have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and that such documents constitute, or will constitute, valid and binding obligations of such parties.

In rendering our opinion, we have considered applicable provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated thereunder, pertinent judicial authorities, published opinions and administrative pronouncements of the Internal Revenue Service and other applicable authorities, and income tax treaties to which the United States is a party, all as in effect and available on the date of the Registration Statement and all of which are subject to change or differing interpretations, possibly with retroactive effect. A change in any of the authorities upon which our advice is based could affect our conclusions herein. There can be no assurance, moreover, that our opinion will be accepted by the Service or, if challenged, by a court. In addition, any material changes to the documents referred to above could affect our conclusions herein.

Based upon and subject to the foregoing, we are of the opinion that under current United States federal income tax law, although the discussion set forth in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences” does not purport to summarize all possible United States federal income tax consequences of the Amalgamation or of the ownership of the shares of Alterra Capital Holdings Limited, such discussion constitutes, in all material respects, a fair and accurate summary of the United States federal income tax considerations that are anticipated to be material to U.S. Holders, subject to the qualifications set forth therein.

Except as set forth above, we express no opinion to any party as to any tax consequences, whether federal, state, local or foreign, of the Amalgamation, any transaction related thereto, or of ownership of the shares of Alterra Capital Holdings Limited. This opinion is delivered to you solely for your benefit in connection with the Amalgamation referred to herein and may not be relied upon by any other person. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation or assumption relied upon herein that becomes incorrect or untrue.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to each reference to us and the discussions of advice provided by us under the heading “Material U.S. Federal Income Tax Consequences” in the Registration

Harbor Point Limited

March 11, 2010

Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP